Exhibit 5.1

Thomas J. Craft, Jr., Esq.
P.O. Box 4143
Tequesta FL 33469
Phone: 561-317-7036

December 2, 2015

E-Qure Corp.
20 West 64th Street, Suite 39G
New York, NY 10023

Re: Registration Statement on Form S-1

Board of Directors:

You have requested my opinion, as counsel, with respect to certain matters in connection with the filing by E-Qure Corp., a Delaware corporation (the "Company"), of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC"), including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the resale by selling stockholders (the "Selling Stockholders") of 7,003,312 shares of the Company's common stock, par value $0.00001 (the "Shares") to be sold by the Selling Stockholders.

In connection with this opinion, I have examined and relied upon: (a) the Registration Statement and related Prospectus: (b) the Company's Certificate of Incorporation and Bylaws, as currently in effect as of the date hereof; and (c) the originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the conformity to originals of all documents submitted to me as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except I have not assumed the due execution and delivery by the Company of any such documents). As to certain factual matters, I have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

My opinion is expressed only with respect to the General Corporation Law of the State of Delaware and I express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares subject to resale by the Selling Stockholders pursuant to the Registration Statement and the related Prospectus are validly issued, fully paid and non-assessable Shares.

I consent to the reference to my firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consents, I do not thereby admit that my firm comes within the category of persons or entities whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/: Thomas J. Craft, Jr.
Thomas J. Craft, Jr. Esq.